UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

REPTRON ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: Common stock, .01 par value.

2)	Aggregate number of securities to which transaction applies: Based on the sum of (a) 5,185,000, which represents 5,020,000 shares of Reptron Electronics, Inc. common stock, outstanding as of February 2, 2007, and (b) 165,000 shares of Reptron Electronics, Inc. common stock issuable pursuant to stock options with exercise prices less than the per share merger consideration of $0.75.

3)	Per unit price or other underlying value of transaction computed pursuant to Section 14(g) of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined by multiplying 0.000107 by the sum of (i) $3,765,000, which is the product of 5,020,000 outstanding shares of Reptron Electronics, Inc. common stock and the transaction consideration of $0.75 per share and (ii) $64,350, which is the product of outstanding options to purchase 165,000 shares of common stock and $0.39, which is the amount equal to the excess of $0.75 per share over the weighted average exercise price per share of such outstanding options.

4)	Proposed maximum aggregate value of transaction: $3,829,350

5)	Total fee paid: $410.00

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: $371.00
2)	Form, Schedule or Registration Statement No.: Schedule 14A
3)	Filing Party: Reptron Electronics, Inc.

4)	Date Filed: January 8, 2007

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1913 (11-01)

REPTRON ELECTRONICS, INC.

13700 Reptron Boulevard

Tampa, Florida 33626

SUPPLEMENT TO PROXY STATEMENT

To our Stockholders:

February 5, 2007

On or about January 22, 2007, we mailed to you a definitive proxy statement relating to a special meeting of our stockholders to be held on February 12, 2007 for the purpose of considering and voting on a proposal to adopt the Agreement and Plan of Merger, dated as of December 18, 2006, by and among Reptron Electronics or Reptron, Gator Electronics, Inc., or Gator, and Kimball Electronics Manufacturing, Inc., or Kimball, and to approve the merger contemplated by the merger agreement. Under the merger agreement, Gator, a wholly-owned subsidiary of Kimball will be merged with and into Reptron, with Reptron being the surviving corporation. Gator is a Florida corporation that was formed by Kimball for the purpose of completing the merger. If the merger is completed, we will become a wholly-owned subsidiary of Kimball and, thereby, will no longer be a publicly traded company.

Reptron, Gator and Kimball entered into an amendment to the merger agreement, dated as of February 5, 2007. The amendment increases the cash merger consideration to be paid to our stockholders to $0.75 per share from $0.68 per share. If the merger is completed, each issued and outstanding share of our common stock that you own will be converted into the right to receive $0.75 in cash, without interest, unless you choose to be a dissenting stockholder and exercise and perfect your appraisal rights under Florida law. The amendment also increases the cash consideration to be paid for in-the-money options to purchase our common stock. Each in-the-money option (an option with an exercise price lower than $0.75 per share) to purchase our common stock outstanding as of the effective time of the merger will be terminated in consideration for a cash payment equal to the excess of $0.75 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.75 per share) will be terminated without consideration at the effective time of the merger. No other amendments were made to the merger agreement. In the attached proxy supplement, the merger agreement dated December 18, 2006 is referred to as the original merger agreement, the amendment to the merger agreement is referred to as the amendment, and the original merger agreement as amended by the amendment is referred to as the merger agreement. The amendment is attached to the proxy supplement as Annex A.

Our board of directors has unanimously approved the amendment, the original merger agreement and the merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger and FOR the approval of any postponement or adjournment of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

The date, time and place of the special meeting to consider and vote upon the adoption of the merger agreement and approval of the merger remain the same and are as follows: February 12, 2007 at 8:00 a.m., Eastern Time, at our headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626. The record date for the special meeting has not changed. Only stockholders who owned Reptron common stock at the close of business on January 18, 2007, the record date for the special meeting, will be entitled to vote.

The enclosed proxy supplement contains additional information about the merger agreement. We urge you to read the proxy supplement carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement dated January 19, 2007.

If you have already submitted a proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, sign, date and return the enclosed proxy card in the envelope provided without delay, even if you plan to attend the meeting. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Your vote is very important. The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting.

This solicitation for your proxy is being made by Reptron on behalf of our board of directors. If you fail to vote on the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and approval of the merger for purposes of the vote referred to above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and approval of the merger, and approval of any postponement or adjournment of the special meeting.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Paul J. Plante

Director, President and Chief Executive Officer

This supplement is dated February 5, 2007 and is first being mailed to stockholders on or about February 6, 2007.

REPTRON ELECTRONICS, INC.

SUPPLEMENT TO PROXY STATEMENT

REPTRON ELECTRONICS, INC.

SUPPLEMENT TO PROXY STATEMENT

INTRODUCTION

The information provided in the definitive proxy statement dated January 19, 2007, which we refer to in this proxy supplement as the definitive proxy statement or the proxy statement, previously mailed to our stockholders on or about January 22, 2007, continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is the more current information. If you would like additional copies of the definitive proxy statement, this proxy supplement or the proxy card or if you have questions about the merger, you should contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 783-6924. Banks and brokerage firms, please call (212) 440-9800. You may also contact Charles L. Pope, our Chief Financial Officer, at (813) 854-2000. The definitive proxy statement and this proxy supplement may also be found on the Internet at www.sec.gov. See “Where You Can Find More Information” on page 13 of this proxy supplement. In this proxy supplement, the terms “we,” “our,” “ours,” and “us” refer to Reptron Electronics, Inc.

UPDATE TO SUMMARY TERM SHEET

This update to the summary, together with the following updated question and answer section, highlights important information discussed in more detail elsewhere in this proxy supplement and in the definitive proxy statement. This updated summary does not contain all of the information you should consider before voting on the merger agreement and the merger. To understand the merger more fully, you are urged to read carefully this entire proxy supplement and the amendment, a copy of which is attached as Annex A to this proxy supplement, the definitive proxy statement and all of its annexes before voting on whether to approve the merger agreement and the merger. The merger agreement is the legal document that governs the merger.

Increase In Merger Consideration

On February 5, 2007, the parties amended the original merger agreement. The amendment provides for a $0.07 per share increase in the cash consideration to be received by our stockholders in the merger, from $0.68 to $0.75 in cash, without interest, for each share of our common stock.

The amendment also provides that each in-the-money option (an option with an exercise price lower than $0.75 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.75 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.75 per share) will be terminated without consideration at the effective time of the merger. See “The Merger Agreement — Treatment of Options” beginning on page 38 of the definitive proxy statement.

•	The cash consideration will be paid with respect to each share of our common stock outstanding except for:

•	treasury shares of our common stock, if any, all of which will be cancelled without any payment;

•	shares of our common stock owned by Kimball or Gator or any of their wholly-owned subsidiaries, if any, all of which will be canceled without any payment; and

•

shares of our common stock held by dissenting stockholders who properly exercise and perfect appraisal rights, which will be available in accordance with Sections 607.1301 to 607.1333, inclusive, of the Florida Business Corporation Act. See “Special Factors — Dissenting Stockholder Appraisal Rights” beginning on page 35 of the definitive proxy statement.

The Special Meeting, Record Date and Stockholder Vote Required to Approve the Merger

•	The date, time and place of the special meeting of stockholders remain the same and are as follows:

February 12, 2007 at 8:00 a.m., Eastern Time, at our headquarters located at 13700 Reptron Boulevard, Tampa, Florida, 33626.

•

The record date for the special meeting has not changed. Only stockholders who owned Reptron common stock at the close of business on January 18, 2007, the record date for the special meeting, will be entitled to vote.

•

Approval and adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote. Abstentions and broker non-votes will have the effect of a vote against the merger.

Funds for Merger

•

The total amount of funds necessary to complete the merger and the related transactions to be provided by Kimball contingent upon the closing of the merger is now anticipated to be approximately $44.8 million, consisting of:

•	approximately $3.8 million to pay our stockholders (other than Kimball or Gator) and option holders, assuming that none of our stockholders exercise and perfect their appraisal rights;

•

approximately $22.3 million to purchase 84.18% of our outstanding Senior Secured Notes due 2009, at a 12.5% discount to par value and including accrued and unpaid interest up to the payment date, pursuant to the terms of the tender offer;

•	approximately $15.9 million (as of January 5, 2007) to pay off our credit facility and mortgages on our real property;

•	approximately $1.1 million to make payments required under certain employment agreements as a result of a change in control of Reptron; and

•	approximately $1.7 million to pay related fees and expenses. See “Special Factors — Merger Financing” on page 33 of the definitive proxy statement.

•

Kimball and Gator expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand. Consummation of the merger is not subject to any financing contingency on the part of Kimball.

•

The approximately $4.7 million in senior notes that were not tendered in our cash tender offer will remain outstanding as our obligation as a wholly owned subsidiary of Kimball after completion of the merger.

Recommendations of Our Board of Directors

•

Our board of directors has unanimously approved the amendment, the original merger agreement and the merger. Our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. For information about the reasons for our board of directors reaching such conclusion, see “Special Factors — Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 18 of the definitive proxy statement and “Update to Special Factors—Background of the Merger” beginning on page 4 of this proxy supplement. Our board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger and FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger if there are not sufficient votes for approval and adoption of the merger agreement and approval of the merger at the special meeting.

Interests of Certain Persons in the Transaction

•

When considering the recommendations of our board of directors, you should be aware that some of our executive officers and members of our board of directors have interests in the transaction that are different than, or in addition to, the interests of our stockholders generally. See “Update to Special Factors—Certain Interests of Our Directors and Executive Officers in the Merger” beginning on page 6 of this proxy supplement and “Interests of Our Directors and Executive Officers” beginning on page 30 of the definitive proxy statement.

•

Our board of directors was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the amendment, the merger agreement and the merger, and in recommending to our stockholders that the merger agreement and the merger be approved.

Voting Agreements

•

Between January 24 and February 2, 2007, four of our major stockholders, representing approximately 31% of our issued and outstanding stock, indicated they would vote in favor of the approval and adoption of the merger agreement and the approval of the merger, if the then cash merger consideration of $0.68 to be paid to our stockholders was raised to $0.75 per share. Kimball then agreed to increase the consideration to be received by our stockholders to $0.75 per share in exchange for agreements signed by each of these stockholders to vote in favor of the merger agreement and the merger and for the approval of any postponement or adjournment of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

Debt Tender Offer

•

As a condition to the merger agreement, we conducted a cash tender offer for our outstanding Senior Secured Notes due 2009. As of 5:00 p.m. New York City time, on February 2, 2007, the expiration date, $25,253,448 in aggregate principal amount of the senior notes, representing 84.18% in principal amount of outstanding senior notes, were validly tendered and not withdrawn pursuant to the tender offer. Kimball provided a waiver to us that reduced the minimum principal amount of senior notes that must be tendered as a condition to the merger from 97% to 84%. As a result, we waived the 97% minimum tender condition of the tender offer and allowed the tender offer and consent solicitation to expire at 5:00 p.m., New York City time, on February 2, 2007.

Opinion Delivered to the Board of Directors

•

In connection with the original merger agreement, our board of directors received a written opinion dated December 18, 2006 from Jefferies Broadview, a division of Jefferies & Company, Inc. as to the fairness from a financial point of view of the consideration to be received by the stockholders in the merger. The full text of this opinion is attached to the definitive proxy statement as Annex B. In view of the fact that, since December 18, 2006, the cash per share consideration has increased from $0.68 to $0.75 while our financial condition has not materially changed, Jefferies Broadview was not asked to update its fairness opinion in connection with the amendment.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following section provides brief answers to some questions you may have regarding the amendment, merger agreement, the merger and the special meeting. This section is not intended to contain all of the information that is important to you. Please refer to the more detailed information in this proxy supplement and in the definitive proxy statement, and the additional documents attached as annexes to each.

Q:	Why are you sending me this proxy supplement to the definitive proxy statement?

A:	We are sending you this proxy supplement to the definitive proxy statement because we entered into an amendment dated as of February 5, 2007 referred to as the amendment to the original merger agreement dated December 18, 2006 referred to as the original merger agreement. The original merger agreement as amended by the amendment is referred to as the merger agreement. This proxy supplement provides information with respect to the merger agreement and certain other matters and updates the definitive proxy statement which was previously mailed to you.

Q:	What are Reptron’s reasons for amending the original merger agreement?

A:	Kimball has agreed to increase the cash merger consideration to be paid to our stockholders.

Q:	What will I now receive in the merger?

A:	You will receive $0.75 in cash, without interest, for each share of our common stock that you own.

Q:	How does the new merger price for the common stock compare with the previous merger price and the market price of the common stock?

A:	The per share merger consideration of $0.75 per share of our common stock represents an increase of $0.07 per share, or approximately 10%, over the $0.68 price per share previously provided by the original merger agreement. It also represents a premium of 41% to our three-month volume weighted average stock price of $0.53 prior to the public announcement of the original merger agreement.

Q:	Does the board of directors support the merger agreement?

A:	Yes. Our board unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.

Q:	When and where is the special meeting?

A:	The date and location of the special meeting of our stockholders has not changed. It will be held at 8:00 a.m., Eastern Time, on February 12, 2007 at our headquarters located at 13700 Reptron Boulevard, Tampa, Florida 33626.

Q:	Who can vote at the special meeting?

A:	The record date for the special meeting has not changed. Holders of our common stock at the close of business on January 18, 2007, the record date for the special meeting, may vote on the merger agreement and the merger in person or by proxy at the special meeting.

Q:	What if I already voted using the proxy you sent me earlier?

A:	First, carefully read and consider the information contained in this proxy supplement. If you have already delivered a properly executed proxy, you will be considered to have voted on the merger agreement, and you do not need to do anything unless you wish to change your vote or revoke your proxy.

Q:	Can I change my vote after I have mailed in my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. Regardless of the manner in which you vote, you can do this in one of three ways. First, you can send a written notice revoking your proxy or voting instructions. Second, you can complete and submit a new proxy card or voting instructions bearing a later date. Third, you can attend the special meeting, revoke your proxy and vote in person. Your attendance at the special meeting alone, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	What do I do if I have not voted yet?

A:	After carefully reading and considering the information contained in this proxy supplement and the definitive proxy statement, please complete, sign and date your proxy and return it as soon as possible in the envelope provided, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will vote your proxy in favor of approval of the merger agreement. Because the required vote of our stockholders is based upon the number of outstanding shares of our common stock entitled to vote at the special meeting, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the paying agent for the merger will send a letter of transmittal and written instructions for exchanging your shares of our common stock for the merger consideration, without interest. You should not send in your Reptron stock certificates until you receive the letter of transmittal. See “The Merger Agreement — Payment for Shares” beginning on page 39 of the definitive proxy statement.

Q:	Who can answer further questions?

A:	If you would like additional copies of this proxy supplement or the definitive proxy statement or the proxy card or if you have questions about the merger, you should contact our proxy solicitor, Georgeson Inc. at 17 State Street, New York, New York 10004 or call them toll-free at (866) 783-6924. Banks and brokerage firms, please call (212) 440-9800. You may also contact Charles L. Pope, our chief financial officer, at (813) 854-2000.

You are also urged to consult your own legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy supplement or the definitive proxy statement.

UPDATE TO SPECIAL FACTORS

Background of the Merger

The section entitled “Special Factors — Background of the Merger” beginning on page 13 of the definitive proxy statement describes the background of the merger up to and including January 19, 2007. The description below supplements that description up to and including the date of this proxy supplement.

On or about January 17, 2007, we received an unsolicited indication of interest from a stockholder regarding a potential transaction with Reptron and a request for confidential information. We responded by referring the stockholder to the original merger agreement and the procedures to be followed for submitting an alternative acquisition proposal. No such proposal was submitted.

At our request, beginning on approximately January 22, 2007, Kimball has and continues to provide technical engineering services and manufacturing personnel to assist with some time-sensitive production issues with one production line in its Tampa, Florida facility.

On January 24, 2007, the original expiration date of the cash tender offer for our senior notes, we had received tendered senior notes and consents for $25,467,259 in aggregate principal amount of the senior notes, representing approximately 85% of the outstanding senior notes. Our board convened a special meeting to consider extending the expiration date and we announced an extension of the tender offer and solicitation of consents to 5:00 p.m., New York City time, on January 31, 2007.

Between January 24 and February 2, 2007, four of our major stockholders, representing approximately 31% of our issued and outstanding stock, indicated they would vote in favor of the approval and adoption of the original merger agreement and the approval of the merger, if the cash merger consideration of $0.68 to be paid to our stockholders was raised to $0.75 per share. Kimball negotiated and obtained agreements with these stockholders in which they agreed to vote in favor of the merger agreement and the merger and for the approval of any postponement or adjournment of the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

On January 31, 2007, the extended expiration date of the cash tender offer for the senior notes, we had received tendered senior notes and consents for $25,243,710 in aggregate principal amount of the senior notes, representing 84.15% of the outstanding senior notes. Our board convened a special meeting to consider extending the tender offer and we announced the extension of the tender offer and solicitation of consents to 5:00 p.m., New York City time, on February 2, 2007.

On February 2, 2007, the extended expiration date of the cash tender offer for the senior notes, we had received tendered senior notes and consents for $25,253,448 in aggregate principal amount of the senior notes, representing 84.18% of the outstanding senior notes. On February 2, 2007, Kimball provided a waiver to the Company that reduces the minimum principal amount of senior notes that must be tendered as a condition to the merger from 97% to 84%. As a result, we waived the 97% condition of our cash tender offer and let the tender offer expire.

On February 2, 2007, our board of directors convened a special meeting of the board and approved the amendment and the waiver by Kimball of the 97% minimum tender of senior notes condition in the merger agreement. In approving the amendment, our board took into account a number of factors, including (i) the fact that approximately 31% of our stockholders signed voting agreements with Kimball in support of the increase in purchase price to $0.75 per share and agreed to vote their shares in favor of the merger, (ii) Kimball waived the 97% minimum debt tender condition to the original merger agreement, (iii) the fact that no other alternative acquisition proposals had been submitted by any third parties pursuant to the original merger agreement since the public announcement of the merger, (iv) the 41% premium to be received by our stockholders compared to the three-month volume weighted average stock price of $0.53 prior to the public announcement of the original merger agreement, and (v) that there had been no material change in our financial condition since the execution of the original merger agreement.

Recommendation of Our Board of Directors

After careful consideration, our board of directors has determined that the terms of the merger agreement and the proposed merger are advisable, fair to and in the best interests of our company and our stockholders. Our board of directors has unanimously approved the amendment. Our board of directors has unanimously approved the merger agreement and the merger.

Our board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and approval of the merger. Our board of directors also unanimously recommends that you vote FOR the approval of any proposal to postpone or adjourn the special meeting to a later date for a reasonable business purpose, including to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Certain Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, our stockholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that may be different from, or in addition to, the interests of our stockholders generally. Our directors will, along with all other in-the-money option holders, receive cash payments for their outstanding in-the-money options. The following section updates the section of the definitive proxy statement concerning cash payments for the outstanding in-the-money options of our directors and executive officers. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 30 of the definitive proxy statement for discussion of other interests.

Options for Shares of Our Common Stock

The amendment increases the amount used in determining whether an option to purchase our common stock is in-the-money or out-of the money, and increases the amount of compensation that will be paid for in-the-money options based on the amended per share cash merger consideration. In connection with the merger, each in-the-money option (an option with an exercise price lower than $0.75 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.75 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.75 per share) will be terminated without consideration at the effective time of the merger. Pursuant to this provision, our directors and executive officers will receive cash payments for their outstanding options with per share exercise prices below $0.75.

The table below sets forth, as of February 2, 2007, for each of our current executive officers and directors, (a) the number of shares subject to in-the-money options held by such person and (b) the total amount of cash that will be received by each such person in respect of such options upon consummation of the merger. All of the in-the-money options are currently vested. All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case, the payment amount is calculated by multiplying (i) the excess, if any, of $0.75 over the per share exercise price of the option, by (ii) the number of shares subject to the option.

	In-the-Money Options
Name	Shares	Consideration
Non-Employee Directors:
Robert C. Bradshaw	20,000	$7,800
William J. Kullback	20,000	$7,800
Carl R. Vertuca, Jr.	20,000	$7,800
Harold L. Purkey	20,000	$7,800

Executive Officers:
Paul J. Plante	65,000	$25,350
Charles L. Pope	20,000	$7,800

All directors and officers as a group (10 persons)	165,000	$64,350

Funds for Merger

•	The total amount of funds necessary to complete the merger and the related transactions is now anticipated to be approximately $44.8 million, consisting of:

•	approximately $3.8 million to pay our stockholders (other than Kimball or Gator) and option holders, assuming that none of our stockholders exercise and perfect their appraisal rights;

•

approximately $22.3 million to purchase 84.18% of our outstanding Senior Secured Notes due 2009, at a 12.5% discount to par value and including accrued and unpaid interest up to the payment date, pursuant to the terms of the tender offer;

•	approximately $15.9 million (as of January 5, 2007) to pay off our credit facility and mortgages on our real property;

•	approximately $1.1 million to make payments required under certain employment agreements as a result of a change in control of Reptron; and

•	approximately $1.7 million to pay related fees and expenses. See “Special Factors — Merger Financing” on page 33 of the definitive proxy statement.

•

Kimball and Gator expect to finance the total amount of funds necessary to complete the merger and the related transactions by using available cash-on-hand. Consummation of the merger is not subject to any financing contingency on the part of Kimball.

•

The approximately $4.7 million in senior notes that were not tendered in our cash tender offer will remain outstanding as our obligation as a wholly owned subsidiary of Kimball after completion of the merger.

SUMMARY OF THE AMENDMENT

The following is a summary of the material provisions of the amendment and is qualified in its entirety by the amendment. The full text of the amendment is included in this proxy supplement as Annex A and is incorporated herein by reference. Stockholders are urged to read the entire amendment.

The Amendment

On February 5, 2007, Reptron, Gator and Kimball entered into an amendment to the original Agreement and Plan of Merger, dated as of December 18, 2006. The amendment increased the cash consideration to be received by our stockholders in the merger. The amendment also increased the cash consideration to be received by holders of in-the-money options to purchase our common stock. An in-the-money option is now an option with an exercise price lower than $0.75 per share.

Increase In Merger Consideration

The amendment provides for a $0.07 per share increase in the cash consideration to be received by our stockholders in the merger, from $0.68 to $0.75 in cash, without interest, for each share of our common stock.

The amendment provides that each in-the-money option (an option with an exercise price lower than $0.75 per share) to purchase our common stock outstanding as of the effective time of the merger, whether vested or unvested, will be terminated in consideration for a cash payment equal to the excess of $0.75 over the exercise price for the option multiplied by the number of shares subject to the option. Each out-of-the money option (an option with an exercise price equal to or higher than $0.75 per share) will be terminated without consideration at the effective time of the merger. See “The Merger Agreement — Treatment of Options” beginning on page 38 of the definitive proxy statement.

•	The cash consideration will be paid with respect to each share of our common stock outstanding, except for:

•	treasury shares of our common stock, if any, all of which will be cancelled without any payment;

•	shares of our common stock owned by Kimball or Gator or any of their wholly-owned subsidiaries, if any, all of which will be canceled without any payment; and

•

shares of our common stock held by dissenting stockholders who properly exercise and perfect appraisal rights, which will be available in accordance with Sections 607.1301 to 607.1333, inclusive, of the Florida Business Corporation Act. See “Special Factors — Dissenting Stockholder Appraisal Rights” beginning on page 35 of the definitive proxy statement.

TENDER OFFER FOR OUR SENIOR NOTES

The merger agreement provides that the merger is subject, among other conditions, to the successful completion of a cash tender offer by Reptron to be funded by Kimball for a minimum of 97% of our outstanding senior notes. Pursuant to this condition to the merger agreement, we conducted a cash tender offer for all of our outstanding senior notes pursuant to the Offer to Purchase and Consent Solicitation and the Letter of Transmittal and Consent dated December 22, 2006.

Prior to the commencement of the tender offer, holders of approximately 80% in principal amount of the senior notes had signed support agreements and agreed to sell their senior notes to us in the tender offer subject to certain conditions. These conditions included a cash purchase price of $0.875 per $1.00 principal amount, a minimum tender of 97% of the issued and outstanding senior notes, and merger consideration per share of common stock in the range of $0.61 to $0.75.

On January 24, 2007, the original expiration date of the cash tender offer for our senior notes, we had received tendered senior notes and consents for $25,467,259 in aggregate principal amount of the senior notes, representing approximately 85% of the outstanding senior notes. We announced the extension of the tender offer and solicitation of consents to 5:00 p.m., New York City time, on January 31, 2007.

On January 31, 2007, the extended expiration date of the cash tender offer, we had received tendered senior notes and consents for $25,243,710 in aggregate principal amount of the senior notes, representing 84.15% of the outstanding senior notes. We announced the extension of the tender offer and solicitation of consents to 5:00 p.m., New York City time, on February 2, 2007.

On February 2, 2007, the final expiration date of the cash tender offer, we had received tendered senior notes and consents for $25,253,448 in aggregate principal amount of the senior notes, representing 84.18% of the outstanding senior notes. On February 2, 2007, Kimball provided a waiver to the Company that reduces the minimum principal amount of senior notes that must be tendered as a condition of the merger from 97% to 84%. As a result, we waived the 97% minimum tender condition of our cash tender offer and let the tender offer expire. The only condition remaining for the successful completion of the cash tender offer and consent solicitation is the consummation of the merger.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol “RPRN.” The OTC Bulletin Board market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing price of our common stock on the OTC Bulletin Board on December 15, 2006, the last trading day prior to the public announcement of our execution of the merger agreement was $0.66 per share. The closing price of our common stock on the OTC Bulletin Board on February 2, 2007, the last trading day prior to the public announcement of our execution of the amendment was $0.74 per share.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were a total of 5,020,000 shares of Reptron common stock outstanding on February 2, 2007. The following table shows the amount of Reptron common stock beneficially owned (unless otherwise indicated) as of the close of business on February 2, 2007 (unless otherwise noted) by: (1) any person who is known by Reptron to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each of Reptron’s directors, (3) our Chief Executive Officer and President and each of the Named Executive Officers for the fiscal year ended December 31, 2006 and (4) all directors and executive officers of Reptron as a group. Unless otherwise indicated below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

	Shares of Reptron Common Stock Beneficially Owned(1)
	Number		Percent
Directors and Named Executive Officers (2)
Robert C. Bradshaw	20,000	(3)	*
Charlie J. Crep	10,053	(4)	*
Linda Guma	0		*
Steven A. Johnson	10,008	(4)	*
William J. Kullback	20,000	(3)	*
Paul J. Plante	242,024	(5)	4.82
Charles L. Pope	45,000	(3)	*
Harold L. Purkey	70,600	(6)	1.41
Carl R. Vertuca, Jr.	36,666	(3)	*
All directors and executive officers as a group (10 persons)	454,351		9.05

Shareholders
Bay Harbour Management L.C. (7) 885 Third Avenue, 34th Floor New York, NY 10022	750,000		14.9
Ronald D Ordway(8)	484,271		9.65

Gryphon Master Fund, L.P. (9) 100 Crescent Court, Suite 490 Dallas, TX 75201	462,378		9.21
Deephaven Capital Management (10) 130 Cheshire Lane, Suite 102 Minnetonka, MN 55305	453,381		9.03
Couchman Partners, L.P (11) c/o Hedge Fund Services (BVI) Limited James Frett Building, PO Box 761 Wickhams Cay 1, Road Town, Tortola, British Virgin Islands	450,038		8.96
Southpaw Asset Management LP (12) Four Greenwich Office Park Greenwich, CT 06831	377,667		7.5
Hedgehog Capital LLC (13) 1117 E. Putnam Ave #320 Riverside, CT 06878	373,293		7.4

*	Less than 1% of the outstanding common stock.
(1)

Applicable percentage of ownership is based on 5,020,000 shares of common stock outstanding as of January 3, 2007 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after January 2, 2007 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The beneficial owner has sole voting and investment powers with respect to such shares unless otherwise noted.
(2)	Except as otherwise noted, the address of the directors and officers is in care of Reptron Electronics, Inc., 13700 Reptron Blvd., Tampa, FL 33626.
(3)	All shares beneficially owned pursuant to stock options.
(4)	Includes 10,000 shares beneficially owned pursuant to stock options.
(5)	Includes 240,000 shares beneficially owned pursuant to stock options.
(6)	Includes 70,000 shares beneficially owned pursuant to stock options.
(7)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on December 29, 2006. Bay Harbour Management LC acts as investment manager for Trophy Hunter Investments, Ltd. and shares voting and dispositive power in the shares with Trophy Hunter Investments Ltd. Bay Harbour Holdings, LLC is the general partner of Trophy Hunter Investments Ltd. Each of these parties may be deemed to beneficially own the shares.
(8)	The information on Mr. Ordway’s holdings was obtained from Mr. Ordway in a communication to Kimball and the Company as of February 3, 2007. Mr. Ordway states that he holds 484,271 shares as of the record date and as of February 3, 2007, consisting of 414,971 shares held directly and 69,300 shares in a retirement account of which he is the beneficial owner. The Company does not know Mr. Ordway’s address.
(9)	The number of shares shown in the table is based upon information provided to Kimball and the Company as of January 18, 2007. Based on a Schedule 13D filed with the Securities and Exchange Commission on April 27, 2005, voting and investment power is shared with Gryphon Management Partners, LP, Gryphon Advisors, LLC and E.B. Lyon, IV, who may also be deemed to beneficially own these shares.
(10)	The number of shares shown in the table is based upon information provided to Kimball and the Company as of January 10, 2007.
(11)	The number of shares shown in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2007. Coachmen Capital Services LLC and Jonathan Coachman may also be deemed to beneficially own these shares.
(12)	The number of shares shown in the table is based upon a Schedule 13D filed with the Securities and Exchange Commission on May 18, 2006. Southpaw Asset Management LP is the investment manager to Southpaw Credit Opportunity Master Fund LP. Southpaw Holdings LLC is the general partner of Southpaw Management. Kevin Wyman and Howard Golden are principals of Southpaw Holdings LLC. Each of these parties may be deemed to beneficially own the shares with sole voting and dispositive power.
(13)	The number of shares shown in the table is based upon a non objecting beneficial owner list as of January 18, 2007 obtained by the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement contains forward-looking statements, including statements that include the words “will,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this proxy supplement are forward-looking statements.

Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement, such as our failure to obtain required stockholder approval or successfully complete the tender offer, or the occurrence of events that would have a material adverse effect on us or cause a material adverse change to our business or financial condition as described in the merger agreement. Additional risks and uncertainties relating to our operations include our ability to control costs and improve operating margins, our ability to utilize our excess capacity, our ability to increase our revenue from existing and new customers and our ability to keep existing large customers and suppliers. Please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for a more extensive discussion of factors that could cause actual results to differ materially from our expectations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

Our stockholders may read and copy any reports, statements or other information filed by us at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Office of the Securities and Exchange Commission: The Woolworth Building, 233 Broadway, New York, New York, 10279. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

You should rely only on the information contained in this proxy supplement, the proxy statement and the annexes to this proxy supplement and the proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy supplement and the proxy statement.

This proxy supplement is dated February 5, 2007. You should not assume that the information contained in this proxy supplement is accurate as of any date other than such date, and the mailing of this proxy supplement to stockholders shall not create any implication to the contrary.

Your vote is important. To vote your shares, please complete, date, sign and return the proxy card enclosed with the definitive proxy statement as soon as possible. Please contact our proxy solicitor, Georgeson Inc., at 17 State Street, New York, New York 10004 or call them toll-free at (866) 783-6924 if you have any questions about this proxy supplement, the definitive proxy statement or the merger or need assistance with the voting procedures. Banks and brokerage firms, please call (212) 440-9800. You may also contact Charles L. Pope, our Chief Financial Officer, at (813) 854-2000.

ANNEX A

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER is made and entered into as of this 5th day of February, 2007 (this “Amendment”), by and among KIMBALL ELECTRONICS MANUFACTURING, INC., an Indiana corporation (“Parent”), GATOR ELECTRONICS, INC, a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and REPTRON ELECTRONICS, INC, a Florida corporation (the “Company”).

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Merger dated as of December 18, 2006 (the “Merger Agreement”); and

WHEREAS, the parties hereto now desire to amend the Merger Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. Section 1.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Conversion of Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in the amount of $0.75 (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration in respect of all Company Common Stock entitled thereto and the aggregate amount of cash to be issued to holders of In-the-Money Options (as defined in Section 1.6(d)(ii) pursuant to Section 1.6(d), the “Merger Consideration”). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Unvested Shares”), then the portion of the Merger Consideration issued in exchange for such Unvested Shares shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The portion of the Merger Consideration payable upon conversion of any Unvested Share shall be withheld by the Paying Agent and paid by the Paying Agent to each such holder in accordance with the vesting and other provisions set forth in the applicable restricted stock purchase agreement, if applicable.

3. Section 1.6(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of outstanding options to purchase Company Common Stock (the “Company Stock Options”), each Company Stock Option, whether vested or unvested, and all stock option plans or other equity-related plans of the Company, including the Gator Electronics, Inc. Stock Option Plan (as may be amended from time to time, the “Company Stock Plans”), insofar as they relate to Company Stock Options, shall be terminated as follows:

(i) At the Effective Time, each Out-of-the-Money Option (as defined below) shall be terminated in its entirety without consideration therefor, and the holder of each Out-of-the-Money Option shall have no further rights thereunder. Each Company Stock Option that has a per share exercise price greater than $0.75 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “Out-of-the-Money Option.”

A-1

(ii) At the Effective Time, each In-the-Money Option (as defined below) shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety and the holder of each In-the-Money Option shall be entitled to receive that amount of cash that is equal to the product of the number of shares of Company Common Stock issuable upon the exercise of such In-the-Money Option immediately prior to the Effective Time, multiplied by the excess by which $0.75 exceeds the per share exercise price of such In-the-Money Option. Each Company Stock Option that has a per share exercise price less than $0.75 and is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be an “In-the-Money Option.” Promptly after the Effective Time (but not later than three (3) business days after the date on which the Effective Time occurs), Parent shall pay the In-the-Money Option holders the Merger Consideration specified in this Section 1.6(d)(ii).

4. The Parties agree that this Amendment complies with the provisions of Section 7.4 of the Merger Agreement.

5. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile signature and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6. The Merger Agreement continues in full force and effect, except as modified by this Amendment.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized officers or representatives who represent to each other that each is employed in the capacity indicated below and have the unequivocal authority to execute and deliver this Amendment.

KIMBALL ELECTRONICS MANUFACTURING, INC.

By:

Name:

Title:

GATOR ELECTRONICS, INC

By:

Name:

Title:

REPTRON ELECTRONICS, INC.

By:

Name:

Title:

A-2